EXHIBIT 5.1

One M&T Plaza, Buffalo, New York 14203 PH 716 842-5464FX 716 842-5376

e-mail: byoshida@mtb.com

Brian R. Yoshida

Group Vice President and Deputy General Counsel

October 19, 2012

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14240

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) of M&T Bank Corporation (the “Corporation”) related to the registration of 100,000 shares of the Corporation’s common stock, par value $0.50 per share (“Common Stock”), which are to be offered or sold pursuant to the M&T Bank Corporation 2008 Directors’ Stock Plan (the “Plan”). I have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement. In conjunction with the furnishing of this opinion, I or attorneys under my supervision have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion.

This opinion is limited to matters governed by the Federal laws of the United States of America and the Business Corporation Law of the State of New York. This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should present laws, regulations or judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise.

Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and matters investigated and that at the time of issuance there will be authorized but unissued shares of Common Stock available to the Corporation in sufficient amounts, I am of the opinion that the 100,000 shares of Common Stock referred to above have been duly authorized by the Corporation and that, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon.

Very truly yours,

/s/ Brian R. Yoshida

Brian R. Yoshida

Group Vice President and Deputy General Counsel